UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Murphy Oil Corporation

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EXPLANATORY NOTE

This proxy statement supplement (‘‘Supplement”) updates and supplements our definitive proxy statement (the ‘‘Proxy Statement’’) filed with the Securities and Exchange Commission on March 24, 2023, regarding the 2023 Annual Meeting of Stockholders of Murphy Oil Corporation (the ‘‘Annual Meeting’’) to be held on Wednesday, May 10, 2023, at 10:00 a.m. CDT in a virtual-only format via live webcast at http://www.virtualshareholdermeeting.com/MUR2023. Except as specifically updated and revised by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

Capitalized terms not defined in this Supplement have the meanings set forth in the Proxy Statement. This Supplement, our Notice of 2023 Annual Meeting of Stockholders, our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available at www.proxydocs.com/MUR. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement.

If you have already voted and would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement under “Proxy Statement Summary and Users’ Guide – Voting Procedures,” for information on how to do so.

The following supplements the disclosure relating to our annual incentive plan for 2022 that is included in the section titled “Performance Targets and Goal Setting Process” on page 30 of the Proxy Statement.

Performance Targets and Goal Setting Process

The Company maintains its annual incentive program for NEOs and other executives and key employees under the Company’s Annual Incentive Plan (the “2022 AIP”). The Committee considered a number of factors in setting target performance levels for performance metrics under the 2022 AIP, including the operational and macroeconomic environment in which we operated during 2022. Specifically:

•	Target performance metrics were calibrated to reflect the estimated impact of inflation on the Company’s business in 2022, due to which the oil and gas industry, and hence the Company, observed higher costs for goods and services used in exploration and production operations.

•	Target performance metrics were also determined following an assessment of the Company’s planned activities for the year. These activities for 2022 included an increased focus on production from offshore assets which have a higher Lease Operating Expense (“LOE”) cost than onshore assets due to the higher expense of platform facilities.

Taking into account these factors and in order to ensure that our 2022 AIP continued to appropriately incentivize our executives to maximize shareholder value, the Committee determined it was appropriate to set 2022 AIP performance targets for G&A expense at $165 million and LOE/BOE1 at $9.60. However, the Committee believes that the 2022 targets for these metrics were more rigorous than the 2021 metrics, given the significant impact of inflationary pressures in 2022 and our planned focus on offshore assets for the year. Further, the Committee set the GHG emissions performance target for 2022 to a more rigorous level than the 2021 target to further emphasize our commitment to achieve our long-term climate goals; however, due to the difference in the Company’s planned activities in 2022 versus 2021, the performance targets were set below the Company’s 2021 actual performance.

The following table summarizes the performance metrics, respective weighting of performance metrics, threshold, target and maximum performance levels and weighted performance scores based on actual performance, used in determining each NEO’s annual incentive award for 2022. Based on the Company’s 2022 performance versus the goals originally established in February 2022, the 2022 AIP generated a payout of 154.5% of target for the NEOs.

1A barrel of oil equivalent (BOE) is a term used to summarize the amount of energy that is equivalent to the amount of energy found in one barrel of crude oil.

One barrel of oil is generally deemed to have the same amount of energy content as 6,000 cubic feet of natural gas.

2022 AIP Metrics and Results
Metric	Weighting	Threshold	Target	Maximum	Actual Result	Payout Achieved	Weighted Payout
Financial
EBITDA/ACE	25%	20.00%	22.60%	24.60%	31.2%	200%	50.00%
AIP Free Cash Flow	25%	$424 MM	$609 MM	$758 MM	$1,054.6	200%	50.00%
G&A	15%	$171 MM	$165 MM	$160 MM	$161.3	173%	26.00%
LOE/BOE	15%	$ 10.08	$ 9.60	$ 8.64	$10.67	0%	0%
ESG[1]	20%
TRIR		0.42	0.33	0.00	0.37	78%	5.20%
Spill Rate (bbls per MMBOE)		4.20	2.60	0.00	0.0	200%	13.30%
GHG Emissions		14,500	13,500	11,000	12,257	150%	10.00%
Total							154.50%
1. Individual metrics are evenly weighted.

The following supplements the disclosure included in the section titled “CEO Compensation” on page 22 of the Proxy Statement.

CEO 2022 LTI Awards

Mr. Jenkins’ intended 2022 target long-term incentive (“LTI”) compensation opportunity was unchanged from 2021. The Committee granted Mr. Jenkins long-term incentive compensation for 2022 with an intended targeted grant date value of $6,600,000, which was the same intended targeted grant date value of his annual LTI awards approved by the Committee for each of 2020 and 2021.

Importantly, we note that the intended targeted grant date value of Mr. Jenkins’ LTI awards approved by the Committee for 2022 differs from the grant date fair value of such awards required to be reported in the 2022 Summary Compensation Table (on pages 38-39) and 2022 Grants of Plan-Based Awards Table (on pages 40-41), which is solely due to the following:

•	The intended targeted grant date value approved by the Committee was converted to a number of restricted stock units and performance stock units by dividing the intended target value by the 30-day average stock price leading up to the grant date, which is the same methodology utilized by the Company year-over-year.

•	Pursuant to SEC rules, in both the Summary Compensation Table and the Grants of Plan-Based Awards Table, we are required to report the grant date fair value of the number of shares underlying Mr. Jenkins’ LTI awards, as computed in accordance with FASB ASC Topic 718 (“Topic 718”). Under Topic 718, the reported value of Mr. Jenkins PSU awards was determined utilizing a Monte Carlo simulation method, which utilizes multiple input variables to estimate the probability of meeting the performance objectives established for the award, including the expected volatility of our stock price and a risk-free interest. Notably, this Monte Carlo valuation is not utilized by the Committee when approving the intended targeted grant date values of Mr. Jenkins’ LTI awards. As a result of this Monte Carlo valuation, the value of Mr. Jenkins’ LTI awards required to be reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table in any given year may be more or less than the intended targeted grant date value approved by the Compensation Committee for such year.

Accordingly, while the Committee approved an intended targeted grant date value of Mr. Jenkins’ 2022 LTI award of $6,600,000 (which reflects the same target value approved by the Committee for each of 2020 and 2021), we were required to report a grant date value of $10,174,740 in the 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table for such awards. There was no increase in the LTI target value approved by the Committee in 2022, and any increase reflected in the tables that follow this CD&A are based solely on changes in the share price utilized to determine the number of shares underlying the award and the valuations (and underlying assumptions) utilized in valuing the awards for purposes of SEC reporting rules pursuant to Topic 718.

Recommendation to Vote FOR Approval of the Compensation of the Company’s Named Executive Officers

The Committee carefully considered the 2022 executive compensation and determined that it was rooted in our pay for performance philosophy and served the long-term interests of our shareholders. Therefore, we respectfully urge you to vote FOR approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (Proposal 2).